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GRAND CENTRAL SILVER MINES, INC.
1010 Ironwood Drive, Suite 105
Coeur d'Alene, Idaho   83814

                     OPTION FOR JOINT VENTURE

     Option for Joint Venture Between Arizuma Resources, Inc., and Grand Central Silver Mines, Inc., on Certain Mining
Properties in the Wonder Mining District, Churchill County,
Nevada.

                          April 2, 1998

     Grand Central Silver Mines, Inc. (GCSMI) proposed, and Arizuma Resources, Inc. (ARI) has agreed to grant to GCSMI the option to enter into a Joint Venture (JV) agreement with ARI regarding exploration and development of mineral deposits below a vertical depth of 500 feet on certain mining properties (Properties) in the Wonder Mining district, Churchill County, Nevada. The proposed agreement will be governed by the following terms:

1. GCSMI may earn a 70% interest in the JV by spending $1.2 million over a 4 year period. GCSMI will be Operator form the beginning of the JV. Work, project expenditures, and payments by ARI during the earn-in period, and while GCSMI is sole funding work on behalf of the JV, will be as follows:

     A.   Upon signing this letter, GCSMI will pay $5,000 to ARI.

     B. During the first five months from execution of this letter agreement, GCSMI will carry out geological, geochemical, and geophysical surveys, drilling and other such exploration effects as it deems desirable, and at GCSMI's sole discretion.

     C. During the first month following the execution of this letter agreement, GCSMI will undertake a compilation of geologic information and may copy any and all maps and data in ARI's possession, or obtainable by ARI through other agreements with third parties. GCSMI will reimburse ARI for the actual costs of time and materials attendant to providing information requested by GCSMI.

     D. If GCSMI elects to exercise its option to enter a JV at the end of five months, it shall pay ARI a further sum of $5,000, and to retain its right to each an interest in the Properties, GCSMI must expend at least $100,000 during the calendar year 1998, including four holes below 500 feet in the old Wonder Mine area. If GCSMI

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          elects to continue after the first year of the JV,
          which is to begin effective five months from the date of execution of this "Option to Joint Venture Agreement," it shall pay to ARI $20,000 on the first anniversary of the JV, $30,000 on the second anniversary of the JV, $40,000 on the third anniversary of the JV, and on each anniversary thereafter, until GCSMI is vested at a 70% participating interest.

     E. If GCSMI elects to continue after the first year, required expenditures by GCSMI will total $250,000, $350,000, and $500,000 in years 2, 3, and 4, respectively.

     F. During the initial five month option period, and during the period in the GCSMI is sole funding work on behalf of the JV, ARI will be responsible for all cash property lease payments to underlying owners of the Properties.

2. GCSMI will earn an additional 10% interest in the JV (totaling 80%) after initial earn-in by paying all costs through completion of a positive production feasibility study and notification to ARI of its decision to develop a mine on the Properties. Upon receipt of such notification, ARI shall have 90 days within which to elect a 20% participating interest in the mine, or a 1% gross royalty on sales from the mine.

3. GCSMI's expenditures which qualify as to satisfaction of its earn-in requirement will include, but shall not be necessarily limited to, the following: All expenditures incurred in connection with work on the JV Properties for geology, geophysics, geochemistry, drilling, consultants, construction, engineering, project land maintenance and acquisition costs including cash payments to underlying owners of the Properties. Where equipment owned by GCSMI is used in connection with work on the Properties, it shall be charged at the rate normally charged by third party US contractors in the area. Qualifying expenditures shall exclude legal costs associated with preparing the JV agreement, payments to ARI, and corporate overhead charges.

4. GCSMI may terminate its participation in the initial five month option period at any time by giving 30 days notice provided, however GCSMI shall be obligated to make property holding payments on unpatented lode mining claims in the JV area if notice is given after August 1, 1998. GCSMI may terminate its participation in the JV at any time by giving 60 days notice following which GCSMI's only financial obligation shall be to make all property lease payments or holding costs which become due and payable during the 60 day notice period.
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5.   A formal agreement incorporating the general terms and
     conditions contained herein will be completed as soon as possible after the end of the five month option period, but in a time not to exceed four months from the beginning of the JV. The formal agreement will be substantially similar to the Rocky Mountain Mineral Law Foundation's Form 5 - Model Form Mining Venture Agreement.

6. The initial five month option and exploration period described above will begin on April 2, 1998, and end on September 2, 1998.

7. The area included in the JV will be as shown on the attached map (omitted for EDGAR filing). The JV shall include all mineral deposits developed below a vertical depth of 500 feet on the JV lands. All mineral deposits developed between the surface and a vertical depth of 500 feet are reserved exclusively to ARI, unless otherwise agreed by the parties. All data generated by GCSMI in the JV area shall be made available to ARI within 30 days of actual generation, or of its receipt by GCSMI.

8. GCSMI will fund all new property acquisitions within the JV boundary, and which will be added to the JV. All acquisition costs of the new properties paid by GCSMI will count toward earn-in requirements. A list of all properties currently held by ARI will become part of the formal agreement.

9. During GCSMI's earn-in, and the subsequent period during which GCSMI is sole funding work on behalf of the JV, quarterly meetings will be held with ARI and an annual report will be provided within three month of the each of each calendar year.

10. ARI agrees to provide GCSMI with advance copies of any news releases relating to this "Option to Form a Joint Venture," or to activities performed during the term of this option. Any such news releases must be approved in advance by GCSMI. In the event the GCSMI does not provide ARI with comments on any proposed ARI news releases within five business days after such proposed release draft has been received via Certified Mail by GCSMI's Coeur d'Alene office, ARI may assume that such proposed releases are approved by GCSMI, and ARI shall be free to distribute such proposed news releases without further delay.

GRAND CENTRAL SILVER MINES, INC.

/s/ John P.  Ryan, President



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     If these terms are agreeable, pleas sign below and return
one executed copy to our Coeur d'Alene office. If you have any questions or concerns, you may call John Ryan at (208) 769-7340, or Casey Ross at (345) 438-5771.

                              ARIZUMA RESOURCES, INC.


                              /s/ Paul Roberts, President

Dated April 13, 1998